EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com
American Realty Investors, Inc. Reports Third Quarter 2009 Results
Dallas (November 13, 2009) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, reported a net loss applicable to common shares of ($46.3) million or ($4.13) per diluted earnings per share, for the nine months ended September 30, 2009, as compared to a net income applicable to common shares of $38.3 million or $3.64 per diluted earnings per share for the same period ended 2008.
In addition, the Company reported a net loss applicable to common shares of ($10.2) million or ($.92) per diluted earnings per share, as compared to a net loss applicable to common shares of ($8.5) million or ($.80) per diluted earnings per share for the three months ended September 30, 2009, as for the same period ended 2008.
Comparison of the three months ended September 30, 2009 as compared to the same period ended 2008
Property operating expenses decreased by $2.1 million as compared to prior year period which by segment is a decrease in the apartment portfolios of $0.3 million, commercial portfolio of $1.2 million, hotel portfolio of $0.5 million and land and other portfolio of $0.1 million. Within the apartment portfolio, decreases came from same properties, which decreased $0.7 million, and developed properties increased by $0.4 million. Within the commercial properties, the same properties decreased $2.4 million and the acquired properties increased $1.2 million.
Other income decreased $2.5 million as compared to the prior year period. The majority of the decrease is from the gains on our disposition of our investment in the Korean REIT in 2009.
Earnings from unconsolidated subsidiaries increased $2.8 million as compared to the prior year period. The increase is attributable to the lack of activity within the entities. In the prior year period, these entities had large non-recurring gains from the sale of properties.
Discontinued operations for the three months ended September 30,2009, relates to four properties sold, a shopping center and office building held for sale. The gains from the sales are included in the 2009 discontinued operations. In addition, we recognized the deferred gain on the sale of a building sold 2002 and the deferred gain from collection of two note receivables in accordance with the requirements per SFAS No. 66. The discontinued operations for 2008 relates to 31 income producing properties of which 27 were sold in 2008 consisting of 20 apartments, three commercial buildings, four hotels. There were three apartments and one commercial property sold, and an office building and a shopping center held for sale during 2009.
Comparison of the nine months ended September 30, 2009 as compared to the same period ended 2008
Rental and other property revenues increased by $5.8 million as compared to the prior year period which by segment was an increase in the apartment portfolio of $9.5 million and an increase in the commercial portfolio of $2.1 million, offset by a decrease in the hotel portfolio of $3.5 million, a decrease in the land portfolio of $1.6 million and a decrease in the other portfolio of $0.7 million. Within the apartment portfolio, the increase was attributable to a $10.8 million from developed properties in the lease up phase and $0.9 million from newly acquired properties, offset by a $2.2 million decrease in the same property portfolio. Within the commercial portfolio, the increase was attributable to a $3.3 million increase from newly acquired properties and a $1.2 million decrease from the same properties.
Property operating expenses decreased by $6.3 million as compared to the prior year period which by segment is an increase in the apartment portfolios of $1.6 million, a decrease in the commercial properties of $1.5 million, hotel portfolio of $1.8 million and land and other portfolio of $4.6 million. Within the apartment portfolio, increases came from developed properties, which increased by $2.1 million and same properties decreased $0.5 million. Within the commercial properties, the same properties decreased $3.0 million and the acquired properties increased $1.5 million.
Depreciation and amortization increased $3.7 million as compared to the prior year period which by segment was an increase in the apartment portfolio of $2.9 million and an increase in the commercial portfolio of $0.8 million. Within the apartment portfolio, the developed properties increased $2.9 million. Within the commercial portfolio, the acquired properties increased $0.8 million.
Interest income decreased by $3.5 million as compared to the same period ended 2008. The decrease is due to the receipt of cash on the receivables from Unified Housing Foundation, Inc. The notes are excess cash flow notes. Interest on the notes is recorded as cash is received. Less cash was received in the current period as compared to the prior period.
Earnings from unconsolidated subsidiaries decreased $2.5 million as compared to prior year period. The decrease is attributable to the lack of activity within the entities. In the prior year period, these entities had large non-recurring gains from the sale of properties.

Provision on impairment of notes receivable, investment in real estate partnerships, and real estate assets increased by $18.6 million as compared to the prior year period. Based upon the company’s estimates of the fair market value of the investments, impairments were recorded resulting in a loss in the investment portfolio of $18.0 million. Based upon ARL’s estimates of fair market value of its real estate assets, impairments were recorded in land we currently hold. Further, the Company incurred a $9.6 million loss for land that was sold in the third quarter. As of September 30, 2009, the land that was sold was impaired to reflect the reduced value. In the prior year period, we posted a provision for doubtful collections on our receivables of $5.0 million and a $7.0 million reserve for certain investments within our portfolio.
Discontinued operations for the nine months ended September 30, 2009, relates to four properties sold, a shopping center and office building held for sale. The gains from the sales are included in the 2009 discontinued operations. In addition, we recognized the deferred gain on the sale of a building sold 2002 and the deferred gain from collection of two note receivables in accordance with the requirements per SFAS No. 66. The discontinued operations for 2008 relates to 31 income producing properties of which 27 were sold in 2008 consisting of 20 apartments, three commercial buildings, four hotels. There were three apartments and one commercial property sold, and an office building and a shopping center held for sale during 2009.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, go to ARL’s web site at www.amrealtytmst.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2009	2008
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,728,106	$1,712,506
Real estate held for sale at cost, net of depreciation	5,375	10,333
Real estate subject to sales contracts at cost, net of depreciation	53,780	55,100
Less accumulated depreciation	(191,384)	(164,537)

Total real estate	1,595,877	1,613,402
Notes and interest receivable
Performing	100,499	68,845
Non-performing	3,135	20,032
Less allowance for estimated losses	(11,836)	(11,874)

Total notes and interest receivable	91,798	77,003
Cash and cash equivalents	1,825	6,042
Restricted cash	—	271
Investments in securities	—	2,775
Investments in unconsolidated subsidiaries and investees	15,765	27,113
Other assets	106,570	115,547

Total assets	$1,811,835	$1,842,153

Liabilities and Shareholders’ Equity
Liabilities:

	$1,336,237	$1,311,935
Notes and interest payable
Notes related to assets held-for-sale	4,646	7,722
Notes related to subject to sales contracts	62,021	62,972
Stock-secured notes payable	13,923	14,026
Affiliate payables	2,819	23,018
Accounts payable and other liabilities	149,756	124,902

	1,569,402	1,544,575

Commitments and contingencies:
Shareholders’ equity:

Preferred Stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,390,913 shares in 2009 and in 2008 (liquidation preference $33,909), including 900,000 shares in 2009 and 2008 held by subsidiaries	4,979	4,979

Common Stock, $.01 par value, authorized 100,000,000 shares; issued 11,874,138 shares in 2009 and in 2008	114	114

Treasury stock at cost; 637,072 shares in 2009 and 2008, which includes 276,972 shares held by TCI (consolidated) as of 2009 and 2008	(5,954)	(5,954)
Paid-in capital	91,646	92,609
Retained earnings	73,266	119,599
Accumulated other comprehensive income	2,185	4,331

Total American Realty Investors, Inc. shareholders’ equity	166,236	215,678

Non-controlling interest	76,197	81,900

Total equity	242,433	297,578

Total liabilities and equity	$1,811,835	1,842,153

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$46,939	$46,367	$141,244	$135,421

Expenses:
Property operating expenses	27,791	29,905	82,122	88,463
Depreciation and amortization	6,851	5,875	22,991	19,340
General and administrative	4,694	3,107	9,709	10,876
Advisory fee to affiliate	3,090	3,847	11,706	11,742

Total operating expenses	42,426	42,734	126,528	130,421

Operating income	4,513	3,633	14,716	5,000

Other income (expense):
Interest income	583	2,389	4,279	7,824
Other income	77	2,546	4,148	4,612
Mortgage and loan interest	(22,126)	(21,071)	(66,707)	(65,794)
Earnings from unconsolidated subsidiaries and investees	410	(2,399)	43	2,576
Gain on foreign currency translation	464	(480)	542	(480)
Provision on impairment of notes receivable and real estate assets	—	—	(30,639)	(12,000)
Litigation settlement	(1,438)	(66)	(1,120)	785

Total other expenses	(22,030)	(19,081)	(89,454)	(62,477)

Loss before gain on land sales, non-controlling interest, and taxes	(17,517)	(15,448)	(74,738)	(57,477)
Gain on land sales	3,397	1,172	11,605	5,337

Loss from continuing operations before tax	(14,120)	(14,276)	(63,133)	(52,140)
Income tax benefit	1,056	1,615	3,421	34,818

Net loss from continuing operations	(13,064)	(12,661)	(59,712)	(17,322)

Discontinued operations:

Income (loss) from discontinued operations	(11)	4,945	162	(14,678)
Gain on sale of real estate from discontinued operations	3,027	245	10,141	115,379
Income tax expense from discontinued operations	(1,056)	(1,816)	(3,606)	(35,245)

Net income (loss)	(11,104)	(9,287)	(53,015)	48,134

Less: net income (loss) attributable to non-controlling interests	1,527	1,459	8,548	(8,001)

Net income (loss) attributable to American Realty Investors, Inc.	(9,577)	(7,828)	(44,467)	40,133

Preferred dividend requirement	(622)	(623)	(1,866)	(1,869)

Net income (loss) applicable to common shares	$(10,199)	$(8,451)	$(46,333)	$38,264

Earnings per share — basic
Loss from continuing operations	$(1.09)	$(1.12)	$(5.54)	$(1.68)
Discontinued operations	0.17	0.32	1.41	5.32

Net income (loss) applicable to common shares	$(0.92)	$(0.80)	$(4.13)	$3.64

Earnings per share — diluted
Loss from continuing operations	$(1.09)	$(1.12)	$(5.54)	$(1.68)
Discontinued operations	0.17	0.32	1.41	5.32

Net income (loss) applicable to common shares	$(0.92)	$(0.80)	$(4.13)	$3.64

Weighted average common share used in computing earnings per share	11,237,066	10,575,107	11,237,066	10,490,041
Weighted average common share used in computing diluted earnings per share	11,237,066	10,575,107	11,237,066	10,490,041

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$(11,536)	$(11,202)	$(60,342)	$(15,747)
Income from discontinued operations	1,959	3,374	15,875	55,880

Net income (loss)	$(9,577)	$(7,828)	$(44,467)	$40,133